[______] [__], 2023

Segall Bryant & Hamill Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Barrett Opportunity Fund, Inc.

c/o U.S. Bank Global Fund Services

P.O. Box 701

Milwaukee, Wisconsin 53201-0701

Re:	Fund Reorganization

Ladies and Gentlemen:

We are acting as counsel to Segall Bryant & Hamill Trust, a Massachusetts business statutory trust (“Acquiring Trust”), on behalf of its series, the Barrett Opportunity Fund (the “Acquiring Fund”), in connection with the reorganization contemplated by an Agreement and Plan of Reorganization (the “Plan of Reorganization”) made as of [___], 2023, by and among (i) Acquiring Trust, on behalf of the Acquiring Fund, (ii) Barrett Opportunity Fund, Inc., a Maryland Corporation (the “Selling Fund”), (iii) Segal Bryant & Hamill LLC, a Delaware limited liability company (for purposes of certain provisions of the Plan of Reorganization), and (iv) CI Financial Corp., a publicly listed company incorporated under the laws of the Province of Ontario, through its wholly owned U.S. subsidiary Corient Holdings Inc. (for purposes of certain provisions of the Plan of Reorganization).

Our opinion has been requested concerning certain federal income tax consequences of the Reorganization (as defined below). The reorganization will consist of: the transfer of all of the assets of the Selling Fund to the Acquiring Fund in exchange solely for the Acquiring Fund’s shares (collectively, the “Acquiring Fund Shares”) of beneficial interest having an aggregate net asset value equal to the value of the Selling Fund’s net assets and the assumption by the Acquiring Fund of the Liabilities of the Selling Fund, and the distribution of shares of the Acquiring Fund, received by the Selling Fund, to the shareholders of the Selling Fund, in accordance with their respective interests in the Selling Fund in complete liquidation of the Selling Fund, all upon the terms and conditions set forth in the Plan of Reorganization (the “Reorganization”). Unless the context indicates otherwise, capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan of Reorganization.

In rendering our opinion, we have reviewed and relied upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Reorganization Documents”): (a) the Plan of Reorganization; (b) a combined proxy statement/prospectus on Form N-14 related to the Reorganization (the “Form N-

Segall Bryant & Hamill Trust

[_________] [__], 2023

14”); (c) certain representations concerning the Reorganization made to us by Acquiring Trust, on behalf of the Acquiring Fund, and the Selling Fund, in letters dated [___], 2023 (the “Representation Letters”); and (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate.

For purposes of our opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations), (i) that the Reorganization will be consummated in the manner contemplated by the Form N-14 and in accordance with the provisions of the Plan of Reorganization without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Reorganization Documents, (vi) that covenants and warranties set forth in the Reorganization Documents will be complied with and (vii) that the Reorganization will be effective in accordance with applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

For purposes of this opinion, we have assumed that the Selling Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, for the Reorganization:

Segall Bryant & Hamill Trust

[_________] [__], 2023

(a)	The transfer of all of the Selling Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund followed by the pro rata distribution by the Selling Fund of all the Acquiring Fund Shares to the Selling Fund Shareholders in complete liquidation of the Selling Fund will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Acquiring Fund and the Selling Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization

(b)	No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Selling Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund

(c)	No gain or loss will be recognized by the Selling Fund upon the transfer of all the Selling Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Selling Fund Shareholders solely in exchange for such shareholders’ shares of the Selling Fund in complete liquidation of the Selling Fund.

(d)	No gain or loss will be recognized by the Selling Fund Shareholders upon the exchange of their Selling Fund shares solely for Acquiring Fund Shares in the Reorganization.

(e)	The aggregate basis of the Acquiring Fund Shares received by each Selling Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Selling Fund shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Shares received by each Selling Fund Shareholder will include the period during which the Selling Fund shares exchanged therefor were held by such shareholder, provided such Selling Fund shares are held as capital assets at the time of the Reorganization.

(f)	The basis of the Selling Fund’s assets transferred to the Acquiring Fund will be the same as the adjusted basis of such assets to the Selling Fund immediately before the Reorganization. The holding period of the assets of the Selling Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund (except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period).

(g)	The taxable year of the Selling Fund will not end merely as a result of the Reorganization.

Segall Bryant & Hamill Trust

[_________] [__], 2023

(h)	Under Treasury Regulations Section 1.381(b)-1(a)(2), the Acquiring Fund will be treated for purposes of section 381 of the Code just as the Selling Fund would have been treated if there had been no Reorganization, and the Tax attributes of the Selling Fund enumerated in Section 381(c) of the Code will be taken into account by the Acquiring Fund as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to (1) the effect of the Reorganization on the Selling Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, (2) the effect of the Reorganization on any asset transferred by the Selling Fund as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, (3) the effect of the Reorganization on the Selling Fund with respect to any asset transferred by the Selling Fund as to which unrealized gain or loss is required to be recognized for federal income tax purposes under a mark-to-market system of accounting (including under Section 1256 of the Code), or (4) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

This opinion expresses our views only as to the material U.S. federal income tax consequences of the Reorganization, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matter addressed herein but is not binding on the Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. By rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion is rendered solely for purposes of satisfying the requirements set forth in Section 8.7 of the Plan of Reorganization and may be relied upon only by the Selling Fund, the Selling Fund, the Acquiring Trust and the Acquiring Fund and the shareholders of the Selling Fund and Acquiring Fund. This opinion letter (and the opinions expressed herein) may not be relied upon in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that we hereby consent to the use of our name under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Form N-14 and to the filing of this opinion as an exhibit to the registration statement of the Selling and Acquiring Trusts, as deemed appropriate by legal counsel to the Selling and Acquiring Trusts. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission thereunder.

Segall Bryant & Hamill Trust

[_________] [__], 2023

Sincerely,

__________________________

Davis Graham & Stubbs, LLP